Exhibit 10.13

AMPERSAND VENTURES

55 William Street, Suite 240

Wellesley, MA 02481

July 22, 2008

Talecris Biotherapeutics Holdings Corp.

Talecris Biotherapeutics, Inc.

P.O. Box 100526

4101 Research Commons

79 T.W. Alexander Drive

Research Triangle Park, NC 27709

Ladies and Gentlemen:

Ampersand Ventures,  through one or more of its affiliated funds and managed accounts (“Ampersand”), directly or indirectly owns 25.7% of the outstanding Membership Interests in Talecris Plasma Holdings, LLC (“Holdings”), which in turn owns a controlling interest in Talecris Biotherapeutics Holdings Corp. (the “Company”).  The Company is one of the Borrowers under the First Lien Term Loan, Second Lien Term Loan and Revolving Credit Agreements dated December 6, 2006 (together the “Credit Agreements”).   Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreements.

In April 2008 the Company advised us of the possibility that on or after June 30, 2008 there may occur Events of Default under the First Lien Term Loan (the “Term Loan”) arising out of a potential failure on the part of the Borrowers to comply with the Covenant set forth in Section 6.11(a) of the Term Loan (the “Section 6 Covenant”).  Under the Term Loan, if a Specified Equity Contribution is made to the Borrowers on or prior to the day that is 20 days after the day on which financial statements are required to be delivered to the Administrative Agent in respect of a Fiscal Quarter, then the full amount of such Specified Equity Contribution shall, at the request of the Borrowers, be included in the calculation of Adjusted EBITDA for the purposes of determining compliance with the Section 6 Covenant as of the end of such Fiscal Quarter and applicable subsequent periods.

On April 25, 2008 Ampersand provided a commitment letter to Holdings and the Company (the “April 2008 Commitment Letter”) under which, on and subject to the terms and conditions set forth therein, Ampersand confirmed certain commitments to provide or cause to be provided to Holdings financing in a specified amount.

Holdings and the Company have requested that Ampersand extend its commitment set forth in the April 2008 Commitment Letter to cover the first Fiscal Quarter in

2009 and Ampersand is willing to do so, subject to the terms and conditions contained herein.  This letter (the “July 2008 Commitment Letter”) will supersede and replace the April 2008 Commitment letter in its entirety.

By this July 2008 Commitment Letter, Ampersand confirms its irrevocable commitment that, if pursuant to Article VII(d) and/or Article VII(e) of the Term Loan (a)  an Event of Default under the Section 6 Covenant (the “Section 6 Covenant Default”) would otherwise have occurred as of the end of any Fiscal Quarter during 2008 or at the end of the first Fiscal Quarter in 2009, and (b) the Section 6 Covenant Default is not theretofore waived by the Lenders, Ampersand will, subject to and contingent upon the satisfaction or waiver by Ampersand in writing of each of the conditions set forth below, (i) provide or cause to be provided to Holdings financing in an amount equal to the Committed Amount (as hereinafter defined), and (ii) cause Holdings to contribute such amount to the Company in the form of a Specified Equity Contribution.  For purposes of this July 2008 Commitment Letter, the term “Committed Amount” with respect to any Fiscal Quarter shall mean the lesser of (A) the minimum Specified Equity Contribution necessary to result in compliance with the Section 6 Covenant as of the end of such Fiscal Quarter and any additional amount which, based upon the Company’s most recently prepared financial forecast,  is reasonably expected to be required to cure any Event of Default under the Section 6 Covenant for the remaining Fiscal Quarters in 2008 and the first Fiscal Quarter in 2009, multiplied by the percentage of the outstanding Membership Interests in Holdings then owned, directly or indirectly, by Ampersand, or (B) $7,710,000.

The obligation of Ampersand to provide or cause to be provided the Committed Amount is subject to and contingent upon the satisfaction (or waiver by Ampersand) of each of the following conditions: (i) Cerberus Capital Management, L.P., shall have concurrently or previously provided the financing to Holdings contemplated by its commitment letter dated the date hereof, (ii) the Credit Agreements shall not have been amended, modified, or terminated, nor shall any of the provisions thereof have been waived,  without the prior written consent of Ampersand, which consent shall not be unreasonably withheld, (iii) the independent members of the Board of Directors of the Company, acting on behalf of the Company, shall have approved all transactions arising from or relating to the Specified Equity Contribution, (iv) as of the date thereof, no Event of Default shall have occurred and be continuing, nor shall there have occurred or be in existence any event or condition that, with notice or lapse of time or both, would constitute an Event of Default, in either case other than (a) the Section 6 Covenant Default that will be cured by payment of the Committed Amount, or (b) an Event of Default that has theretofore been irrevocably cured or waived, and (v) the Borrowers shall have duly made on a timely basis all necessary elections to have the Specified Equity Contribution included in the calculation of Adjusted EBITDA for the purposes of determining compliance with the Section 6 Covenant during the term of the  Term Loan.

This July 2008 Commitment Letter is intended solely for the benefit of Holdings, the Company and Ampersand.  There is no express or implied intention to benefit, nor may any provision hereof be relied upon or enforced by, any person or entity other than Holdings, the Company or Ampersand, and nothing contained in this July 2008 Commitment Letter is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than Holdings, the Company or Ampersand.  This letter agreement shall be binding upon and inure to the benefit of Holdings, the Company and Ampersand.    None of the parties may assign this July 2008 Commitment Letter or any of their respective rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the other parties, and any purported assignment in violation of this agreement is void, ab initio.

Notwithstanding any other provision of this July 2008 Commitment Letter to the contrary, under no circumstances shall (a) the liability of Ampersand and its affiliates and their respective employees, officers, directors, members, partners, managers, agents, or representatives hereunder (including, without limitation, for or by reason of any breach of this July 2008 Commitment Letter ) exceed in the aggregate the Committed Amount for any reason or (b) Ampersand or its affiliates or any of their respective  employees, officers, directors, members, partners, managers, agents, or representatives  be liable for any punitive, indirect or consequential damages, lost profits, lost revenues or diminution in value, including but not limited to loss of goodwill, regardless of whether or not such parties were advised or aware of the prospect of such damages.  This July 2008 Commitment Letter shall become effective upon Holdings’ and the Company’s acceptance of the terms and conditions hereof as evidenced by the signature of their duly authorized representative in the space set forth below and shall expire automatically without any further action on the part of any party on the earliest to occur of (i) the 21st calendar day following the last day on which, under the Credit Agreements, financial statements are required to be delivered to the Administrative Agent in respect of the first Fiscal Quarter in 2009, (ii) the consummation of a registered initial public offering of the Company’s stock at least $250,000,000 of the net proceeds of which are applied to the repayment of outstanding indebtedness (including without limitation principal, prepayment penalties and accrued but unpaid interest) under the Credit Facilities or (iii) a Change of Control of the Company.

This July 2008 Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof).  Each party to this July 2008 Commitment Letter hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this July 2008 Commitment Letter or any agreements or transactions contemplated hereby shall only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding.  Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this section.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS JULY 2008 COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNDCONDITIONALLY, WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

This July 2008 Commitment Letter may be executed by the parties in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE TO JULY 2008 COMMITMENT LETTER]

Sincerely,

AMPERSAND VENTURES

By:	/s/ Richard A. Charpie
Name: Richard A. Charpie
Title: Managing General Partner

Accepted as of the date

first above written:

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ John F. Gaither, Jr.
Name: John F. Gaither, Jr.
Title: Executive Vice President